Exhibit 10.2
GENERAL MILLS, INC.
2001 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
1. PURPOSE
     The purpose of the General Mills, Inc. 2001 Compensation Plan for Non-Employee Directors (the “Plan”) is to provide a compensation program which will attract and retain qualified individuals not employed by General Mills, Inc. or its subsidiaries (the “Company”) to serve on the Board of Directors of the Company (the “Board”) and to further align the interests of non-employee directors with those of the stockholders by providing that a portion of compensation will be linked directly to increases in stockholder value.
2. EFFECTIVE DATE, DURATION OF PLAN
     This Plan shall become effective as of September 24, 2001, subject to the approval of the Plan by the stockholders. The Plan will terminate on September 30, 2006 or such earlier date as determined by the Board or the Compensation Committee of the Board (the “Committee”); provided that no such termination shall affect rights earned or accrued under the Plan prior to the date of termination.
3. PARTICIPATION
     Each member of the Board who is not an employee of the Company at the date compensation is earned or accrued shall be eligible to participate in the Plan unless prohibited from participating by the terms of their employment.
4. COMMON STOCK SUBJECT TO THE PLAN
     a) General. The common stock to be issued under this Plan is Company common stock (“Common Stock”) ($.10 par value) to be made available from the authorized but unissued Common Stock, shares of Common Stock held in the treasury, or Common Stock purchased on the open market or otherwise. Subject to the provisions of the next succeeding paragraphs, the maximum aggregate number of shares authorized to be issued under the Plan shall be 700,000.
If any Option (defined below) is exercised by tendering Common Stock, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of an Option under the Plan, only the number of shares of Common Stock issued net of the Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares available for grants under the Plan. Upon forfeiture or termination of Stock Units prior to vesting, the shares of Common Stock subject thereto shall again be available for awards under the Plan.
     b) Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding awards; (iii) the number of shares credited to an account; and, if applicable, (iv) the exercise price of outstanding Options; provided that the number of shares of Common Stock subject to any Option denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transactions. Notwithstanding anything in this paragraph to the contrary, an adjustment to an Option under this paragraph shall be made in a manner that will not result in a new grant of an Option under Code Section 409A.
5. ANNUAL RETAINER
     a) General. Each non-employee director shall be entitled to receive an annual retainer as shall be determined from time to time by the Board. Each non-employee director of the Company shall elect by written notice to the Company on or before each annual stockholders’ meeting how he or she shall participate in the compensation alternative provisions of the Plan. Any combination of the alternatives — Cash, Deferred Cash and/or Common Stock — may be elected, provided the aggregate of the alternatives elected equals one hundred percent of the non-employee director’s compensation at the time of the election. The election shall remain in effect for a one-year period which shall begin the day of the annual stockholders’ meeting and terminate the day before the succeeding annual stockholders’ meeting (hereinafter “Plan Year”). The Plan Year shall include four plan quarters (hereinafter “Plan Quarters”). Plan quarters shall correspond to the Company’s fiscal quarters. A director elected to the Board at a time other than the annual stockholders’ meeting may elect, by written notice to the Company before such director’s first attendance at a Board meeting, to participate in the compensation alternatives for the remainder of that Plan Year, and elections for succeeding years shall be on the same basis as other directors. Periodically, the Company shall supply to each participant an account statement of participation under the Plan.
     b) Cash Alternative. Each non-employee director who elects to receive cash compensation under the Plan shall be paid all or the specified percentage of his or her compensation for the Plan Year in cash, and such cash payment shall be made as of the end of each Plan Quarter. If a participant dies during a Plan Year, the balance of the amount due to the date of the participant’s death shall be payable in full to such participant’s designated beneficiary, or, if none, the estate as soon as practicable following the date of death.
     c) Deferred Cash Alternative.
(i)	Each non-employee director may elect to have all or a specified percentage of his or her compensation for the Plan Year deferred until the participant ceases to be a director.

(ii)	For each director who has made this deferred cash election, the Company shall establish a deferred compensation account for the compensation due. Interest shall be credited to each such account based on the rate earned by the fund or funds selected by the participant from among funds or portfolios established under the General Mills, Inc. Savings Plan or any other qualified benefit plan maintained by the Company which the Minor Amendment Committee, or its delegate, in its discretion, may from time to time establish.

(iii)	Distribution of the participant’s deferred compensation account shall be at the time, and in the form of payment, elected by the participant at the time of deferral. The distribution date may be any date that is at least one year subsequent to the date of deferral of such compensation, but the distribution must be made or commenced by the later of (i) the date the participant attains age 70 and (ii) five years after the director’s retirement from the Board.

A participant may elect to have the deferred compensation account distributed in a single payment or in substantially equal annual installments for a period not to exceed ten (10) years, or in another form requested by the Participant, in writing, and approved by the Committee.

(iv)	In the event of the termination of a participant from Board service other than by retirement, the Committee may in its sole discretion require that distribution of all amounts allocated to a participant’s deferred compensation account be accelerated and distributed as of the first business day of the calendar year next following termination.

(v)	The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minnesota, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations as to deferred cash compensation under the Plan and certain other of deferred compensation plans of the Company. In the event of a Change in Control as defined in Section 11 below, the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all cash benefits payable under the Plan. Any participant of the Plan shall have the right to demand and secure specific performance of this provision. All assets held in the Trust remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement). No participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the participant against the Company.

     d) GMI Common Stock Alternative. Each participant may elect to receive all or a specified percentage of his or her compensation in shares of Common Stock, which will be issued at the end of each Plan Quarter. The Company shall ensure that an adequate number of shares of Common Stock are available for distribution to those participants making this election. Only whole numbers of shares will be issued, with any fractional share amounts paid in cash. For purposes of computing the number of shares earned each Plan Quarter, the value of each share shall be equal to the mean of the high and low price of shares of Common Stock on the New York Stock Exchange on the third Business Day preceding the last day of each Plan Quarter. For the purposes of this Plan, “Business Day” shall mean a day on which the New York Stock Exchange is open for trading. If a participant dies during a Plan Year, the balance of the amount due to the date of the participant’s death shall be payable in full to the participant’s designated beneficiary, or, if none, to the participant’s estate, in cash, as soon as practicable following the date of death.
6. NON-QUALIFIED STOCK OPTIONS
     a) Grant of Options. Each non-employee director on the effective date of the Plan (or, if first elected after the effective date of the Plan, on the date the non-employee director first attends a Board meeting) shall be awarded an option (an “Option”) to purchase 10,000 shares of Common Stock. As of the close of business on each successive annual stockholders’ meeting date after the date of the original award, each non-employee director re-elected to the Board shall be granted an additional Option to purchase 10,000 shares of Common Stock. All Options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended.
     b) Option Exercise Price. The per share price to be paid by the non-employee director at the time an Option is exercised shall be 100% of the Fair Market Value of the Common Stock on the date of grant. “Fair Market Value” shall equal the closing price for the Common Stock on the New York Stock Exchange on the relevant date or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the Exchange was open for trading.
     c) Term of Option. Each Option shall expire ten (10) years from the date of grant.
     d) Exercise and Vesting of Option. Each Option will vest on the date of the annual stockholders’ meeting next following the date the Option is granted. If, for any reason, a non-employee director ceases to serve on the Board prior to the date an Option vests, such Option shall be forfeited and all further rights of the non-employee director to or with respect to such Option shall terminate. If a participant should die during his or her term of service on the Board, any vested Option may be exercised by the person(s) designated under the terms of Section 11(e) of this Plan, and for Options granted on or after June 1, 2002, any unvested Options shall fully vest and become exercisable upon death. For Options granted prior to June 1, 2002, any unvested Options shall vest and become exercisable upon death in a proportionate amount, based on the full months of service completed during the vesting period of the Option from the date of grant to the date of death.
     e) Method of Exercise and Tax Obligations. A participant exercising an Option shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company. The exercise price shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:
(i)	in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii)	through the tender of shares of Common Stock owned by the participant (by either actual delivery or attestation); or

(iii)	by a combination of (i) and (ii) above.
For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise. The Company may also require payment of the amount of any federal, state or local withholding tax attributable to the exercise of an Option or the delivery of shares of Common Stock.
     f) Non-transferability. Except as provided by rule adopted by the Committee, an Option shall be non-assignable and non-transferable by a non-employee director other than by will or the laws of descent and distribution. A non-employee director shall forfeit any Option assigned or transferred, voluntarily or involuntarily, other than as permitted under this subsection.

7. DEFERRAL OF STOCK OPTION GAINS
     Under the Plan, Participants may defer receipt of the net shares of Common Stock to be issued upon the stock-for-stock exercise of an Option issued hereunder, as well as dividend equivalents on the net shares.
     a) Option Gain Deferral Election. A participant can elect to defer receipt of Net Shares (defined below) of Common Stock resulting from a stock-for-stock exercise of an exercisable Option issued to the participant by completing and submitting to the Company an irrevocable stock option deferral election at least six months in advance of exercising the Option (which exercise must be done on or prior to the expiration of the Option) and, on or prior to the exercise date, delivering personally-owned shares equal in value to the Option exercise price on the date of the exercise. “Net Shares” means the difference between the number of shares of Common Stock subject to the Option exercise and the number of shares of Common Stock delivered to satisfy the Option exercise price. A participant may not revoke an Option gain deferral election after it is received by the Company. A participant may choose to defer receipt of all or only a portion of the Net Shares to be received upon exercise of an Option. If only a portion of the Net Shares is deferred, the balance will be issued at the time of exercise.
     b) Distribution of Deferred Common Stock. At the time of a participant’s election to defer receipt of Common Stock issuable upon an Option exercise or upon the award of Stock Units, as provided in Section 8(a), a participant must also select a distribution date and a form of distribution. The distribution date may be any date that is at least one year subsequent to either the exercise date for the related Option or the date of grant in the case of Stock Units granted under Section 8(a) but the distribution must be made or commenced by the later of (i) the date the participant attains age 70 and (ii) five years after the date of the director’s retirement from the Board.
     A participant may elect to have deferred Common Stock distributed in a single payment or in substantially equal annual installments for a period not to exceed ten (10) years, or in another form requested by the Participant, in writing, and approved by the Committee. In the absence of an election, Common Stock issued in respect of Stock Units shall be distributed in ten substantially equal annual installments beginning on January 1 of each year following the year in which the participant ceases to be a director. Common Stock issuable under a single Option grant or pursuant to a single grant under Section 8(a) shall have the same distribution date and form of distribution. Notwithstanding the above, the following provisions shall apply:
(i)	If an Option as to which a participant has made an Option gain deferral election terminates prior to the exercise date selected by the participant, or if the participant dies or fails to deliver personally-owned shares in payment of the exercise price, then the deferral election shall not become effective.

(ii)	In the event of the termination of a participant from Board service other than by retirement, the Committee may, in its sole discretion, require that distribution of all Stock Units allocated to a participant’s Deferred Stock Unit Accounts (as defined in Section 7(c)(i) below) be accelerated and distributed as of the first business day of the calendar year next following the date of termination.

(iii)	At the time elected by the participant for distribution of Common Stock attributable to allocations under the participant’s Deferred Stock Unit Accounts, the Company shall cause to be issued to the Participant, within three (3) days of the date of distribution, shares of Common Stock equal to the number of Stock Units credited to the Deferred Stock Unit Account and cash equal to any dividend equivalent amounts which had not been used to “purchase” additional Stock Units as provided below. Prior to distribution and pursuant to any rules the Committee may adopt, a Participant may authorize the Company to withhold a portion of the shares of Common Stock to be distributed for the payment of all federal, state, local and foreign withholding taxes required to be collected in respect of the distribution.
     c) Deferred Stock Unit Accounts and Dividend Equivalents.
(i)	A deferred stock unit account (“Deferred Stock Unit Account”) will be established for each Option grant covered by a participant election to defer the receipt of Common Stock under Section 7(a) above and, for each Net Share deferred, a Stock Unit will be credited to the Deferred Stock Unit

Account as of the date of the Option exercise. A Deferred Stock Unit Account will also be established each time a participant receives Stock Units pursuant to Section 8(a) hereof. Participants may make an election to receive dividend equivalents on Stock Units in cash or reinvest such amount, and any change to such election shall become effective six months after the date of the change. If the amounts are reinvested, on each dividend payment date for the Company’s Common Stock, the Company will credit each Deferred Stock Unit Account with an amount equal to the dividends paid by the Company on the number of shares of Common Stock equal to the number of Stock Units in the Deferred Stock Unit Account. Dividend equivalent amounts credited to each Deferred Stock Unit Account shall be used to “purchase” additional Stock Units for the Deferred Stock Unit Account at a price equal to the mean of the high and low price of the Common Stock on the New York Stock Exchange on the dividend date. The Committee may, in its sole discretion, direct either that all dividend equivalent amounts be paid currently or all such amounts be reinvested if, for any reason, such Committee believes it is in the best interest of the Company to do so. If the participant fails to make an election, the dividend equivalent amounts shall be reinvested. Periodically, each participant will receive a statement of the number of Stock Units in his or her Deferred Stock Unit Account(s).

(ii)	Participants who elect under the Plan to defer the receipt of Common Stock issuable upon the exercise of Options or elect to receive Stock Units under Section 8(a) below will have no rights as stockholders of the Company with respect to allocations made to their Deferred Stock Unit Account(s), except the right to receive dividend equivalent allocations under Section 7(c)(i) above. Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed.
8. STOCK UNITS
     a) Awards. On the effective date of the Plan (or, if a non-employee director is first elected after the effective date of the Plan, on the date the non-employee director first attends a Board meeting) and at the close of business on each successive annual stockholders’ meeting date, each non-employee director shall be awarded the right to receive one thousand (1,000) shares of Common Stock on a deferred basis (“Stock Units”), subject to vesting as provided in Section 8(b). The maximum aggregate number of shares authorized to be issued under the Plan upon vesting of Stock Unit awards shall be 80,000. Only non-employee directors re-elected to the Board shall be entitled to a grant under this Section 8(a) of Stock Units awarded at the close of business on an annual meeting date after the date of the original grant to the non-employee directors.
     b) Vesting of and Restrictions on Stock Units. A participant’s interest in the Stock Units shall vest on the date of the annual stockholders’ meeting next following the date of the award of the Stock Units (the “Restricted Period”). If, for any reason, a non-employee director ceases to serve on the Board prior to the date the non-employee director’s interest in a grant of Stock Units vests, such Stock Units shall be forfeited and all further rights of the non-employee director to or with respect to such Stock Units shall terminate. A participant who dies prior to the vesting of Stock Units granted on or after June 1, 2002 shall fully vest in such Stock Units, effective as of the date of death. A participant who dies prior to the vesting of Stock Units granted prior to June 1, 2002 shall vest in a proportionate number of shares of Stock Units, based on the full months of service completed during the vesting period of the Stock Units from the date of grant to the date of death. Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed until such time as share certificates for Common Stock are issued to the participants.
     c) Distribution of Stock Units. Each participant receiving an award of Stock Units under Section 8(a) above must select a date of distribution and form of distribution as provided under Section 7(b) above. The participant may also elect to have dividend equivalents payable on Stock Units paid currently or reinvested in Stock Units as provided under Section 7(c)(i).
     d) Other Terms and Conditions. The Company may require payment of the amount of any federal, state or local withholding tax attributable to the constructive or actual delivery of shares of Common Stock pursuant to the terms of this Agreement.
9.	GENERAL PROVISIONS FOR DEFERRED CASH, OPTION GAINS AND STOCK UNITS

     The following provisions shall apply to the deferral of cash compensation described in Section 5(c) hereof, the deferral of receipt of Common Stock issued upon exercise of Options described in Section 7 hereof and the treatment of Stock Units granted under Section 8 hereof.
     a) A participant may, at any time prior or subsequent to the commencement of benefit payments or distribution of Common Stock in respect of Stock Units under this Plan, elect in writing to have his or her form of distribution under this Plan changed to an immediate single distribution which shall be made within one (1) business day of receipt by the Company of such request in the case of deferred cash and three (3) business days in the case of Common Stock; provided that the cash amount or number of shares of Common Stock subject to such single distribution shall be reduced by an amount or number of shares of Common Stock equal to the product of (X), the rate set forth in Statistical Release H.15(519), or any successor publication, as published by the Board of Governors of the Federal Reserve System for one-year U.S. Treasury notes under the heading “Treasury Constant Maturities” for the first day of the calendar month in which the request for a single sum distribution is received by the Company and (Y) either (i) as to a cash distribution, the total single sum distribution otherwise payable (based on the value of the account as of the first day of the month in which the single sum amount is paid, adjusted by a pro-rata portion of the specified rate of return for the prior month in which the single sum is paid, determined by multiplying the actual rate of return for such prior month by a fraction, the numerator of which is the number of days in the month in which the request is received prior to the date of payment, and the denominator of which is the number of days in the month), or (ii) as to a distribution of Common Stock in respect of Stock Units, the number of Stock Units held on behalf of the participant multiplied by the mean of the high and low price of shares of Common Stock on the New York Stock Exchange on the date of the request or, if the date of the request is not a Business Day, on the Business Day preceding the date of the request.
     b) In the event of a severe financial hardship occasioned by an emergency, including, but not limited to, illness, disability or personal injury sustained by the participant or a member of the participant’s immediate family, a participant may apply to receive a distribution, including a distribution of Common Stock in respect of Stock Units, earlier than initially elected. The Committee may, in its sole discretion, either approve or deny the request. The determination made by the Committee will be final and binding on all parties. If the request is granted, the distributions will be accelerated only to the extent reasonably necessary to alleviate the financial hardship.
     c) If the death of a participant occurs before a full distribution of deferred cash amounts or Common Stock in respect of Stock Units is made, a single distribution shall be made to the beneficiary designated by the participant under the terms of Section 11(e) of this Plan to receive such amounts. This distribution shall be made as soon as practical following notification that death has occurred. In the absence of any such designation, the distribution shall be made to the personal representative, executor or administrator of the participant’s estate.
     d) As to all previous and future Plan years, and subject to the last sentence of the first paragraph of Section 7(b) hereof, a participant who is not within twelve (12) months of the date that such deferred amount, deferred Common Stock or the first installment thereof would be distributed under this Plan, shall be permitted to make no more than two amendments to the initial election to defer distributions such that his or her distribution date is either in the same calendar year as the date of the distribution which would have been made in the absence of such election amendment(s) or is at least one year after the date of the distribution which would have been made in the absence of such election amendment(s). A participant satisfying the conditions set forth in the preceding sentence may also amend such election so that his or her form of distribution is changed to substantially equal annual installments for a period not to exceed ten (10) years or is changed to a single distribution.
     e) Notwithstanding any other provision of this Plan to the contrary, the Committee, by majority approval, may, in its sole discretion, direct that distributions be made before such distributions are otherwise due if, for any reason (including, but not limited to, a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his or her delegate, or a decision by a court of competent jurisdiction involving a participant or beneficiary), it believes that a participant or beneficiary has recognized or will recognize income for federal income tax purposes with respect to distributions that are or will be payable to such participants under the Plan before they are paid to him. In making this determination, the Committee shall take into account the hardship that would be imposed on the participant or beneficiary by the payment of federal income taxes under such circumstances.

10. CHANGE OF CONTROL
     Options granted under the Plan will become immediately exercisable, and Common Stock and dividend equivalents to be issued in respect of Stock Units will be immediately distributed upon the occurrence of a “Change of Control” as defined in Section 11.
11. ADMINISTRATION
     The Plan shall be administered by the Committee. The Committee shall have full power to interpret the Plan, formulate additional details and regulations for carrying out the Plan and amend or modify the Plan as from time to time it deems proper and in the best interests of the Company, including amending the Plan to increase or decrease the size of annual Option or Stock Unit grants made to non-employee directors, provided that after a “Change of Control” no amendment, modification of or action to terminate the Plan may be made which would affect compensation earned or accrued prior to such amendment, modification or termination without the written consent of a majority of participants determined as of the day before a “Change of Control.” Any decision or interpretation adopted by the Committee shall be final and conclusive. A “Change of Control” means:
     a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or
     b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     c) The approval by the shareholders of the Company of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     e) Designation of Beneficiary. Each Participant who has deferred cash amounts, Options or Common Stock in respect of Stock Units under the Plan may designate a beneficiary or beneficiaries to exercise any Option or to receive any payment which under the terms of the Plan may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. Such form may establish other rules as the Committee deems appropriate. If no beneficiary has been properly designated by a deceased Participant, or if all the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any Options shall be divided among beneficiaries equally, and any payments under the Plan to such beneficiaries shall be made in equal shares, unless the Participant has expressly designated otherwise, in which case such Options shall be divided, and the payments shall be made, in the portions designated by the Participant.
12. GOVERNING LAW
     The validity, construction and effect of the Plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.
13. NOTICES
     Unless otherwise notified, all notices under this Plan shall be sent in writing to the Company, attention Corporate Compensation, P.O. Box 1113, Minneapolis, Minnesota 55440. All correspondence to the participants shall be sent to the address which is their recorded address as listed on the election forms.
409A Appendix
Notwithstanding any other provision of the Plan to the contrary, the following terms and provisions apply to the Plan, its operations and Participants, effective as of January 1, 2005 with respect to amounts subject to Code §409A. Capitalized terms have the meaning given to them either in the main body of the Plan document or as defined in this Appendix. Provisions of the Plan not otherwise dealt with in this Appendix continue to apply and be in effect, to the extent not inconsistent with Code §409A.
Paragraph 1. Purpose. The purpose and intent of this 409A Appendix is to amend the terms of the Plan to comply with §409A of the Internal Revenue Code and the rules and regulations issued pursuant thereto with respect to amounts subject to §409A. To the extent that such requirements are applicable, this Plan is intended to comply with the requirements of §409A and shall be interpreted and administered in accordance with that intent. If any provision of the Plan or this Appendix would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under §409A, each payment under this Plan shall be treated as a separate payment of compensation for purposes of applying the §409A deferral election rules and the exclusion from §409A for certain “short-term deferral” amounts. Certain awards made under this Plan which were earned and vested (within the meaning of §409A) before January 1, 2005 are intended to be grandfathered from §409A and remain governed by federal tax law applicable to deferred compensation as it existed in effect prior to §409A. Accordingly, changes to the Plan after October 3, 2004 shall not modify the rights of Participants with respect to deferred amounts that were earned and vested on or before December 31, 2004. It is further intended that no “material modification” be made to the Plan, as that term is used in Treasury Regulations governing §409A, whether by this amendment or otherwise.
Paragraph 2. Retainers. Participants may elect the method in which retainers are paid (lump sum vs. installments), whether such retainers are paid in the form of cash or shares of Common Stock, and the timing of such payment (i.e., immediate upon vesting or deferred) by filing an irrevocable Election Form with the Company before the calendar year in which a Plan Year begins. Such election shall be made in conformance with Paragraph 5, below and will apply to amounts earned during a Plan Year. Retainers become vested, and are paid at the end of each of the Company’s fiscal quarters. In the absence of an affirmative election to the contrary, retainers (or the portion not subject to such election) shall be paid 10 business days following the last day of each fiscal quarter. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, an election may be made with respect to compensation for services to be performed subsequent to the election, to the extent permitted under §409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director first becomes eligible to participate in the Plan.
For each Participant who affirmatively elects to defer receipt of his or her retainers, the Company shall establish a separate account (a “Deferred Retainer Account”) and credit such deferred compensation into that Account as of the date the amounts would otherwise be paid. A separate Deferred Retainer Account shall be established for each Plan Year a Participant makes such a deferral election.
Each Participant may affirmatively elect to receive all or a specified percentage of his or her retainers for a Plan Year in shares of Common Stock, which, if elected, will be issued 10 business days following the last day for each quarterly period during the Plan Year, or the distribution date chosen on the Election Form, as applicable. Only whole numbers of shares will be issued, with any fractional share amounts paid in cash. For purposes of computing the number of shares earned each quarter during the Plan Year, the value of each share shall be equal to the Fair Market Value on the third Business Day preceding the last day of each quarterly period during the Plan Year. For the purposes of this Plan, “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.
Paragraph 3. No Further Option Gain Deferrals. Stock option gains may not be deferred after December 31, 2004. Accounts credited with such gains prior to January 1, 2005 are “grandfathered” and subject to the same rules and terms in effect under the Plan at that time.
Paragraph 4. Stock Units. Each Participant receiving an award of Stock Units may elect the time and form (whether or not to defer receipt, and lump sum vs. installments) of distribution of Common Stock attributable to such Stock Units, pursuant to the terms of Paragraph 5. A separate Stock Unit Account shall be established for each Plan Year a Participant makes such a deferral election. If no affirmative election is made, all Stock Units shall be paid in shares of Common Stock 10 days following vesting.
The Participant may also elect to have dividend equivalents payable on Stock Units paid currently in cash or reinvested in Stock Units. If the amounts are reinvested, on each dividend payment date for the Common Stock, the Company will credit each Stock Unit Account with an amount equal to the dividends that would have been paid had the Stock Units been actual shares of Common Stock, which shall be used to “purchase” additional Stock Units at a price equal to the Fair Market Value on the dividend date. Such additional Stock Units shall be distributed at the same time and in the same form as the rest of the Stock Unit Account balance. If the Participant fails to make an election, the dividend equivalent amounts shall be paid in cash currently.
In order to make an election under this Paragraph 4 with respect to Stock Units awarded for a Plan Year, a Participant shall file an irrevocable Election Form with the Company before the calendar year in which the Plan Year begins. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, an election may be made with respect to compensation for services to be performed subsequent to the election, to the extent permitted under §409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director first becomes eligible to participate in the Plan.
Paragraph 5. Distributions. Section 9 of the main Plan document is nullified and inoperative, as of January 1, 2005 with respect to amounts subject to §409A. The following distribution provisions shall apply to Deferred Retainer Accounts and Stock Unit Accounts:
     (a) Timing. Distributions from Deferred Retainer Accounts shall normally commence at Separation from Service, however, a Participant may affirmatively elect a specified date for commencement, provided said date is not later than the Participant’s 70th birthday. The same rule applies to Stock Units which have been deferred beyond their vesting period. An election as to the timing of payment commencement shall be made in accordance with Paragraphs 2 and 4.
     Notwithstanding the above or any other provision of this Plan, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death).

     (b) Form of Distribution. Distributions shall normally be made in a lump sum. However, a Participant may affirmatively elect to receive substantially equal annual installments over a period of up to 10 years. Such elections shall be made in accordance with Paragraphs 2 and 4.
     (c) Manner of Distribution. Amounts credited to Deferred Retainer Accounts shall be paid in cash or in Common Stock, as elected by a Participant on an Election Form. Amounts credited to Stock Unit Accounts shall be paid in Common Stock based on the number of Stock Units credited to the Stock Unit Account and paid in cash equal to any dividend equivalent amounts which had not been used to “purchase” additional Stock Units.
     (d) Distribution Upon Death. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant dies before full distribution of a Deferred Retainer Account or Stock Unit Account, such accounts shall be distributed to the Participant’s estate in a lump sum 60 days following the date of death.
     (e) Permitted Payment Delay To Avoid Violations of Law. Notwithstanding any provision of this Plan to the contrary, any distribution to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Paragraph 5(e) shall ultimately be paid in accordance with §409A.
     (f) Payment Acceleration. Generally, payments may not be accelerated. However, if amounts deferred under the Plan must be included in a Participant’s income under §409A prior to the scheduled distribution of such amounts, distribution of such amount shall be made immediately to the Participant.
Paragraph 6. Change of Control. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary (e.g., Section 10 of the main Plan document), upon the occurrence of a Change of Control, all Options and Stock Units shall fully and immediately vest, and shall be exercisable or paid pursuant to the terms of the Plan that are otherwise applicable. If the Change of Control is also a “change in control” as defined under Code §409A(a)(2)(A)(v) and official guidance thereunder, all Stock Unit Accounts shall be distributed in a single payment 30 days following such Change of Control.
Paragraph 7. Plan Termination. Upon termination of the Plan, distribution of Deferred Retainer Accounts and Stock Unit Accounts shall be made as described in Paragraph 5, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon plan termination in accordance with the requirements under Code §409A. Upon termination of the Plan, no further deferrals of retainers, Stock Units or dividend equivalent amounts shall be permitted; however, earnings, gains and losses shall continue to be credited to the Deferred Retainer Account balances until the Deferred Retainer Account balances are fully distributed.
Paragraph 8. Definitions. As used in this Appendix the following terms have the meanings set forth below:
     “Election Form” means a written form provided by the Committee pursuant to which a Participant may elect the form and timing of distributions with respect to his or her retainer, Stock Units and dividend equivalents under the Plan.
     “Fair Market Value” means the average of the intraday high and low price of the national market composite price of the Common Stock on the applicable date. Notwithstanding this definition, effective January 1, 2007, “Fair Market Value” means the closing price on the New York Stock Exchange of the Common Stock on the applicable date.
     “Key Employee” means a Participant treated as a “specified employee” as of his Separation from Service under Code §409A(a)(2)(B)(i), i.e., a key employee (as defined in Code §416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s or its affiliate’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code §409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.
     “Plan Years” means the one-year Board terms, beginning the day of each annual stockholders’ meeting and ending the day before the succeeding annual stockholders’ meeting.
     “Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code §409A.